                                                                       Exhibit 3


                         INFOGRAMES ENTERTAINMENT S.A.,

                         CALIFORNIA U.S. HOLDINGS, INC.

                                       and

                          GT INTERACTIVE SOFTWARE CORP.



                          SECURITIES PURCHASE AGREEMENT

                          Dated as of November 15, 1999

                                TABLE OF CONTENTS

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ARTICLE I PURCHASE AND SALE OF THE SECURITIES .................................          2

   1.1       The Purchase .....................................................          2
   1.2       The Closing ......................................................          3
   1.3       Short-Term Note ..................................................          3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY ......................          3

   2.1       Organization and Good Standing ...................................          3
   2.2       Capitalization ...................................................          3
   2.3       Subsidiaries .....................................................          4
   2.4       Authorization; Binding Agreement .................................          5
   2.5       Governmental Approvals ...........................................          6
   2.6       No Violations ....................................................          6
   2.7       Securities Filings ...............................................          7
   2.8       Company Financial Statements .....................................          7
   2.9       Absence of Certain Changes or Events .............................          7
   2.10      No Undisclosed Liabilities .......................................          8
   2.11      Compliance with Laws .............................................          8
   2.12      Permits ..........................................................          9
   2.13      Litigation .......................................................          9
   2.14      Contracts ........................................................          9
   2.15      Employee Benefit Plans ...........................................          9
   2.16      Taxes and Returns ................................................         11
   2.17      Intellectual Property ............................................         12
   2.18      The Shares and the Notes .........................................         14
   2.19      Labor Matters ....................................................         14
   2.20      Limitation on Business Conduct ...................................         15
   2.21      Property .........................................................         15
   2.22      Environmental Matters ............................................         16
   2.23      Insurance ........................................................         17
   2.24      Interested Party Transactions ....................................         17
   2.25      Finders and Investment Bankers ...................................         17
   2.26      Fairness Opinion .................................................         18
   2.27      Takeover Statutes ................................................         18
   2.28      Full Disclosure ..................................................         18
   2.29      Year 2000 ........................................................         18
   2.30      Director Resignations and Election ...............................         18
   2.31      Financial Projections; Liquidity .................................         18
   2.32      Expenses .........................................................         19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER ............         19

   3.1       Organization and Good Standing ...................................         19

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   3.2       Authorization; Binding Agreement .................................         19
   3.3       Governmental Approvals ...........................................         19
   3.4       No Violations ....................................................         19
   3.5       Disclosure Documents .............................................         20
   3.6       Finders and Investment Bankers ...................................         20
   3.7       Financing Arrangements ...........................................         20
   3.8       Securities Laws ..................................................         20
   3.9       Absence of Liens .................................................         21

ARTICLE IV ADDITIONAL COVENANTS OF THE COMPANY ................................         21

   4.1       Conduct of Business of the Company and the Company Subsidiaries ..         22
   4.2       Notification of Certain Matters ..................................         24
   4.3       Access and Information ...........................................         25
   4.4       Reasonable Best Efforts ..........................................         25
   4.5       Public Announcements .............................................         25
   4.6       Indemnification and Insurance ....................................         25
   4.7       SEC and Stockholder Filings ......................................         27
   4.8       Takeover Statutes ................................................         27
   4.9       Directors of Company; Directors of Company Subsidiaries ..........         27
   4.10      Antidilution Protection ..........................................         27
   4.11      Amendment of Certificate of Incorporation ........................         27

ARTICLE V ADDITIONAL COVENANTS OF PURCHASER AND PARENT ........................         28

   5.1       Reasonable Best Efforts ..........................................         28
   5.2       Public Announcements .............................................         29
   5.3       Compliance .......................................................         29
   5.4       Employment .......................................................         29
   5.5       Guarantee of Parent ..............................................         29
   5.6       Director Election ................................................         29
   5.7       Section 14(f) Information ........................................         29

ARTICLE VI PURCHASE CONDITIONS ................................................         30

   6.1       Conditions to Each Party's Obligation to Effect the Purchase .....         30
   6.2       Conditions to Obligations of Parent and Purchaser ................         30
   6.3       Documents to be Delivered by the Company .........................         31
   6.4       Conditions to Obligations of the Company .........................         32
   6.5       Documents to be Delivered by Purchaser ...........................         32

ARTICLE VII TERMINATION .......................................................         33

   7.1       Termination ......................................................         33
   7.2       Procedure Upon Termination .......................................         34
   7.3       Effect of Termination ............................................         34

ARTICLE VIII BUSINESS OPPORTUNITIES ...........................................         34

   8.1       Competition ......................................................         34
   8.2       Business Opportunities ...........................................         34
   8.3       Exclusive European Arrangement ...................................         35

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   8.4       Business Synergies ...............................................         35

ARTICLE IX MISCELLANEOUS ......................................................         35

   9.1       Confidentiality ..................................................         35
   9.2       Amendment and Modification .......................................         36
   9.3       Waiver of Compliance; Consents ...................................         36
   9.4       Survival .........................................................         36
   9.5       Notices ..........................................................         36
   9.6       Binding Effect; Assignment .......................................         37
   9.7       Expenses .........................................................         38
   9.8       Governing Law ....................................................         38
   9.9       Counterparts .....................................................         39
   9.10      Interpretation ...................................................         39
   9.11      Entire Agreement .................................................         39
   9.12      Severability .....................................................         39
   9.13      Specific Performance .............................................         40
   9.14      Third Parties ....................................................         40
   9.15      Disclosure Letter ................................................         40
   9.16      Effect of Investigation ..........................................         40
   9.17      Material Adverse Effect ..........................................         40


Exhibit A                Form of 5% Subordinated Convertible Notes
Exhibit B                Form of Short-Term Secured Note
Exhibit C                Form of 0% Senior Subordinated Convertible Notes
Exhibit D                Forms of Exchange Agreement
Exhibits E-1 and E-2     Forms of Equity Purchase and Voting Agreements
Exhibit E-3              Form of Note Purchase Agreement
Exhibit F                Form of Registration Rights Agreement
Exhibit G                Form of Kramer Levin Naftalis & Frankel LLP Opinion
Exhibit H                Form of Pillsbury Madison & Sutro LLP Opinion
Exhibit I                INTENTIONALLY OMITTED
Exhibit J                Form of Amendment to Certificate

                          SECURITIES PURCHASE AGREEMENT


         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), made and entered into as of November 15, 1999, by and among GT Interactive Software Corp., a Delaware corporation (the "Company"), Infogrames Entertainment S.A., a societe anonyme organized under the laws of France ("Parent"), and California U.S. Holdings, Inc., a California corporation and a wholly-owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to issue, sell and deliver to Purchaser, and Purchaser wishes to purchase from the Company, 28,571,429 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") for a purchase price of $50 million and a 5% Subordinated Convertible Note of the Company in the principal amount equal to the Note Purchase Price (as hereinafter defined) in the form set forth in Exhibit A hereto (the "Note"), pursuant to the terms and conditions set forth in this Agreement (the Shares and the Note are sometimes collectively referred to herein as the "Securities"); and

                  WHEREAS, concurrent with the execution and delivery of this Agreement, the Company will issue, sell and deliver to Purchaser, and Purchaser will purchase from the Company, a Short-Term Senior Secured Note of the Company in the principal amount of $25,000,000 in the form set forth in Exhibit B hereto (the "Short-Term Note"), the outstanding principal and accrued interest of which, on the Closing Date (as hereinafter defined), shall be applied toward the payment by Purchaser for the Note; and

                  WHEREAS, concurrent with the execution and delivery of this Agreement and in consideration of Purchaser's purchase of the Short-Term Note, the Company is issuing to Purchaser warrants covering 50,000 shares of the Company's Common Stock, having an exercise price of $.01 per share, and paying Purchaser a fee of $100,000; and

                  WHEREAS, in connection herewith, and as a condition to the willingness of the Parent and Purchaser to enter into this Agreement, Parent has required that certain holders of securities of the Company agree, and in order to induce Parent to enter into the Purchase Agreement, such holders have agreed, among other things, to exchange securities of the Company held by them for a 0% Senior Subordinated Convertible Note of the Company in the form of Exhibit C hereto (the "Senior Note"), pursuant to the terms and conditions set forth in an agreement in the form of Exhibit D hereto (the "Exchange Agreement"); and

                  WHEREAS, in connection herewith, and as a condition to the willingness of the Parent and Purchaser to enter into this Agreement, Parent has required that certain stockholders (the "Principal Stockholders") of the Company agree, and in order to induce Parent to enter into the Purchase Agreement, the Principal Stockholders have agreed, among other things, to enter into equity purchase and voting agreements in the forms of Exhibits E-1 and E-2 hereto (the "Selling Stockholder Agreements"); and

                  WHEREAS, concurrent with the execution and delivery of this Agreement, Parent has agreed to purchase, and certain Principal Stockholders have agreed to sell, subordinated notes of the Company in the face amount of $10 million, plus accrued interest, pursuant to the terms and conditions of the Note Purchase Agreement in the form annexed as Exhibit E-3 (the "Note Purchase Agreement"); and

                  WHEREAS, the Company and Purchaser have agreed to enter into a Registration Rights Agreement in the form of Exhibit F hereto (the "Registration Rights Agreement"); and

                  WHEREAS, the Board of Directors of the Company has approved and deemed it advisable for the Company to enter into this Agreement, the Exchange Agreement, and the Registration Rights Agreement and to issue the Securities and the Short-Term Note to be issued to Purchaser, the Senior Note to be issued to certain affiliates of General Atlantic Partners L.P. and the shares of Common Stock issuable upon conversion of the Notes (the "Conversion Shares") (all such agreements, Notes and securities are referred to collectively as the "Transaction Documents") and has determined that the issuance of the Securities in accordance with the terms of this Agreement, and the issuance of the Short-Term Note and the Senior Note, are fair to and in the best interests of the Company and the holders (other than the Principal Stockholders) of the Common Stock; and

                  WHEREAS, the Company, Purchaser and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby:

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                       PURCHASE AND SALE OF THE SECURITIES

                  1.1 The Purchase.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing: (i) the Company shall issue, sell and deliver to Purchaser, and Purchaser shall purchase from the Company, the Shares, and (ii) the Company shall issue and deliver to Purchaser, and Purchaser shall purchase from the Company, the Notes (collectively, the "Purchase").

                  (b) The aggregate purchase price for the Shares (the "Stock Purchase Price") shall be $50 million and the aggregate purchase price for the Note (the "Note Purchase Price") shall be the sum of $60 million plus the interest accrued through Closing on each of the Short-Term Note and the notes to be purchased pursuant to the Note Purchase Agreement. At the Closing, the Company shall deliver to Purchaser, registered in its name or the name of its nominee, the Note and the share certificates evidencing the Shares, registered in its name or the name of its nominee, each duly executed and dated as of the Closing Date, against payment of the Stock Purchase Price and the Note Purchase Price by wire transfer of immediately available funds to the account of the Company as specified by written notice to Parent at least two business days prior to the Closing Date. Purchaser shall pay a portion of the Note Purchase Price by cancellation of the Short-Term Note and the interest then accrued thereon.

                  1.2 The Closing. The closing of the Purchase (the "Closing") shall take place at 10:00 a.m., New York time, on a date to be specified by the parties, which in any event shall be no later than the third business day following the satisfaction (or waiver) of all of the conditions set forth in
Article VI (such date, the "Closing Date"), at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto. At the Closing, the opinions, certificates and other documents required by this Agreement to be delivered (other than those required to be delivered prior to the Closing) shall be delivered.

                  1.3 Short-Term Note, etc. Concurrent with the execution and delivery of this Agreement, the Company is issuing to Purchaser and Purchaser is purchasing from the Company the Short-Term Note for a purchase price of $25,000,000, and in consideration of Purchaser's purchase of the Short-Term Note, the Company is issuing to Purchaser warrants exercisable for 50,000 shares of Common Stock, exercisable at a price of $.01 per share, and paying to Purchaser a fee of $100,000. On November 16, 1999, the Company shall deliver to Purchaser the Short-Term Note and such warrants; and Parent shall cause to be wire transferred $25.0 million in immediately available funds to the account of the Company as specified to Parent and the Company shall cause to be wire transferred $100,000 in immediately available funds to the account of Parent as specified by Parent to Company.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Purchaser that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from the Company to Parent (the "Company Disclosure Letter"):

                  2.1 Organization and Good Standing. The Company and each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Company has previously made available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company and each Company Subsidiary. For purposes of this Agreement, the term "Company Subsidiary" shall mean any "subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") of the Company.

                  2.2 Capitalization. As of November 12, 1999, the authorized capital stock of the Company consists of (a) 150,000,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") and (b) 5,000,000 shares of preferred stock of the Company, of which 600,000 have been designated as Series A Convertible Preferred Stock ("Preferred Shares"). As of November 12, 1999, (i) 74,633,940 shares of Common Stock were issued and outstanding, (ii) 600,000 Preferred Shares were issued and outstanding, (iii) no shares of Common Stock or shares of preferred stock of the Company were issued and held in the treasury of the Company, (iv) no shares of Common Stock or preferred stock of the Company were held by any Company Subsidiary, (v) 6,000,000 shares of Common Stock were reserved for future issuance upon conversion of the outstanding Preferred Shares, (vi) 16,541,727 shares of Common Stock are authorized for issuance under the Company's stock incentive plans, of which options covering 985,160 shares have been exercised, and of which options covering 13,566,640 of Common Stock have been granted and remain outstanding ("Company Options"), and of which 5,565 shares of Common Stock were issued as restricted stock awards, (vii) 6,356,625 shares of Common Stock were reserved for future issuance upon exercise of warrants (the "Company Warrants"), and (viii) 1,000,000 shares of Common Stock are authorized for issuance under the Company's 1998 Employee Stock Purchase Plan, of which 116,364 shares have been issued. No change in the capitalization of the Company has occurred between November 12, 1999 and the date hereof, except for the issuance of Shares upon the exercise or lapse of Company Options and Stock Purchase Options. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Common Stock and Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with all applicable Laws. Except as set forth in Schedule 2.2 of the Company Disclosure Letter or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options (except as set forth in Schedule 2.15(h) of the Company Disclosure Letter) or other agreements to which the Company or any Company Subsidiary is a party, of any kind relating to any of the outstanding, authorized but unissued or treasury shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in Schedule 2.2 of the Company Disclosure Letter, there are no obligations, contingent or other, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity. Except as disclosed in Schedule 2.2 of the Company Disclosure Letter, there are no registration rights, and to the best knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting rights of any class of the Company's capital stock.

                  2.3 Subsidiaries. Schedule 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation of each Company Subsidiary, each of which is wholly owned by the Company except for directors' qualifying shares and except as otherwise indicated in Schedule 2.3 of the Company Disclosure Letter. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in Schedule 2.3 of the Company Disclosure Letter, free and clear of any lien, charge, encumbrance, hypothecation, pledge, option, trust, mortgage or security interest of any kind (collectively, "Liens") with respect thereto, except pursuant to the Credit Agreement, or as disclosed in
Schedule 2.3 of the Company Disclosure Letter. All of the outstanding shares of capital stock of each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with all applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. Except as set forth in Schedule 2.3 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $20,000 or more or for which the Company or any Company Subsidiary has liability which is not limited. Reflections Interactive Limited ("RIL"), a wholly owned subsidiary of the Company, has the full right and power to obtain, in accordance with the terms of the Deed of Partnership dated December 4, 1998, between RIL and Martin Lee Edmondson ("Edmondson"), as amended by the amendment dated September 23, 1999 (the "Deed"), all right, title and interest in the business, property and assets (the "RIL Partnership Property") of the partnership created under the Deed (the "RIL/Edmondson Partnership"). Since December 4, 1998, none of RIL, Edmondson or the RIL/Edmondson Partnership has sold or otherwise transferred any of the rights or interests in the business, property and assets (other than sales of products in the normal course of business) owned or held by the RIL/Edmondson Partnership, directly or indirectly, or created or permitted to exist any lien on such rights or interests, other than the lien created in connection with the Credit Agreement. RIL has sent a notice to Edmondson pursuant to clause 12.5 of the Deed and no action by any of RIL, Edmondson or any third party, except for the passage of time until November 30, 1999 as specified therein and except for obtaining the consent of the Landlord with respect to the assignment to RIL of the lease to Edmondson of certain real property, is necessary to effect the termination of the RIL/Edmondson Partnership and to transfer all right, title and interest in the RIL/Partnership Property to RIL, free of any Lien. Edmondson has no right to receive, either currently or in the future, any income, capital or other payment from the Company or any Company Subsidiary (including without limitation RIL) other than
(i) payments that may become due in the future under the terms of the Service Agreement, annexed to the Escrow Deed, by and among the Company, RIL and Edmondson, dated December 4, 1998, (ii) the return of his capital account and his current account pursuant to clause 12.8 of the Deed in an aggregate amount equal to pound sterling 260,000, (iii) his draw of pound sterling 10,333 for November 1999, (iv) any payment to be made pursuant to Section 3.7 of the agreement for the sale and purchase of the share capital and future operation of Reflections Interactive Limited, dated December 23, 1998 between the Company and Edmondson (the "RIL Purchase Agreement"), by the Company to Edmondson, or by Edmondson to the Company, based upon the determination of the net asset value (as defined in the RIL Purchase Agreement) which net asset value has not been determined as of the date hereof; provided, however, that in no event will such payment exceed pound sterling 250,000, and (v) any expenses to be borne by the Company in accordance with the terms of the Registration Rights Agreement between the Company and Edmondson dated December 23, 1998.

                  2.4 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Selling Stockholders Agreements (collectively, the "Transactions") have been duly and validly authorized (including for purposes of Delaware General Corporation Law (the "DGCL") Section 203) by the Company's Board of Directors and a majority of its directors who do not have any financial interest in the Transactions, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, except that the Company's Certificate of Incorporation shall be amended to increase the number of authorized shares of Common Stock to permit the reservation of Common Stock issuable in connection with the transactions contemplated hereby in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

                  2.5 Governmental Approvals. No material consent, approval, waiver or authorization of, notice to or declaration or filing with ("Governmental Consent") any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, or tribunal ("Governmental Authority"), on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (a) the filing of the Certificate of Amendment to the Certificate of Incorporation of the Company in the form of Exhibit J hereto (the "Certificate Amendment") with the Secretary of State of Delaware in accordance with the DGCL, (b) customary filings with the SEC for transactions of the type contemplated hereby, (c) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and filings or consents under any applicable foreign antitrust requirements, (d) filings pursuant to the rules and regulations of the Nasdaq National Market ("Nasdaq/NMS") and (e) all filings and mailings required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company has received a written waiver from the Nasdaq/NMS in which Nasdaq/NMS has granted an exception under NASD Rule 4310(c)(25)(H)(ii) from the requirement that the Company obtain stockholder approval in connection with the transactions contemplated hereby.

                  2.6 No Violations. Except as referred to in Schedule 2.6 of the Company Disclosure Letter, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any of the Company Subsidiaries; provided, however, that the issuance of a portion of the shares issuable upon conversion of the Note and the Senior Notes will require that the Certificate Amendment have become effective,
(b) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any Company Material Contract (as hereinafter defined), (c) result in the creation or imposition of any material Lien upon any of the assets of the Company or any Company Subsidiary or (d) subject solely to obtaining the Governmental Consents from Governmental Authorities referred to in Section 2.5 hereof, violate in any material way any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its assets or properties are subject.

                  2.7 Securities Filings. The Company has made available to Parent true and complete copies of (a) its Annual Reports on Form 10-K, as amended, for the three fiscal years ended March 31, 1999, as filed with the SEC (the "1999 10-K"), (b) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since December 13, 1995, as filed with the SEC, (c) its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 as filed on November 15, 1999 as set forth in
Schedule 2.9(a)(ii) (the "Form 10-Q"), and (d) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q, as amended, and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since January 1, 1996 and prior to the date hereof. The reports and statements set forth in clauses (a) through (c) above, and those subsequently provided or required to be provided pursuant to this Section 0, are referred to collectively herein as the "Company Securities Filings." Except as set forth in Schedule 2.7 of the Company Disclosure Letter, as of their respective dates, or as of the date of the last amendment thereof, if amended after filing and prior to the date hereof, each of the Company Securities Filings was prepared in all material respects in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be, and none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.8 Company Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings filed prior to the date hereof (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act.

                  2.9 Absence of Certain Changes or Events.

                  (a) Except as identified with specificity in (i) Management's Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-Q, without reference to (A) the first paragraph thereof, (B) the subsection titled "--Year 2000 Compliance" or (C) the

"Factors Affecting Future Performance" incorporated by reference in the Form 10-Q from the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 1999, (ii) the financial statements included in the Form 10-Q attached hereto as Schedule 2.9(a)(i) of the Company Disclosure Letter or
(iii) Schedule 2.9(a)(ii) and Schedule 2.9(a)(ii)(F) of the Company Disclosure Letter, since June 30, 1999, through the date of this Agreement, there has not been: (A) any event that has had or would have a Material Adverse Effect; (B) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition (other than pursuant to the Repurchase Agreement) of any shares of capital stock or securities of the Company by the Company; (C) any damage or loss involving an amount in excess of $100,000 to any material asset or property (without reference to Company Intellectual Property Rights (as hereinafter defined)), whether or not covered by insurance; (D) any change by the Company in accounting principles or practices; (E) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (F) any sale of property (without reference to Company Intellectual Property Rights) of the Company or any Company Subsidiary with the value in excess of $100,000, except for sale of inventory in the ordinary course of business.

                  (b) Except as disclosed on Schedule 2.9(b) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries: (i) has since March 31, 1999, amended any Employee Plan (as hereinafter defined) in a manner that would reasonably be expected to increase the cost to the Company or any Company Subsidiary of maintaining such Employee Plan in excess of (A) $500,000 in the aggregate annually, or (B) $100,000 with respect to officers of the Company or any Company Subsidiary, except as to benefits they share generally with all employees of the Company or any Company subsidiary, as applicable; or (ii) has any announced plan or commitment to create any additional Employee Plan or to make any modification or change to any existing Employee Plan that would, in either case, reasonably be expected to materially increase the benefits payable to employees or former employees of the Company or any Company Subsidiary.

                  2.10 No Undisclosed Liabilities. Except as set forth in the 1999 Form 10-K, the Form 10-Q or Schedule 2.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 1999 included in the Form 10-Q or of the type not required under generally accepted accounting principles to be reflected as a balance sheet and incurred since September 30, 1999 in the ordinary course of business, (b) in an aggregate amount of less than $500,000 and not required under generally accepted accounting principles to be reflected on a balance sheet, (c) disclosed on the Company Disclosure Letter or of a type described in the representations and warranties of the Company in this Article II and not required to be disclosed in such Company Disclosure Letter, or (d) incurred under the terms of this Agreement.

                  2.11 Compliance with Laws. The business of the Company and each of the Company Subsidiaries has been operated in material compliance with all Laws applicable thereto.

                  2.12 Permits. Except as set forth in Schedule 2.12 of the Company Disclosure Letter, (a) the Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations from Governmental Authorities required in connection with the operation of their respective businesses (collectively, "Company Permits"), (b) neither the Company nor any Company Subsidiary is in violation of any Company Permit and (c) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in the case of each of clauses (a),
(b) and (c) above, those the absence or violation of which would not create a liability or obligation of the Company of more than $100,000.

                  2.13 Litigation. Except as disclosed in Schedule 2.13 of the Company Disclosure Letter, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened (and involving an amount in excess of $100,000) against the Company or any of the Company Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any Company Subsidiary. Except as disclosed in Schedule 2.13 of the Company Disclosure Letter, to the best knowledge of the Company, no investigation or review by any Governmental Authority is pending or threatened against the Company or any Company Subsidiary.

                  2.14 Contracts. Schedule 2.14 of the Company Disclosure Letter contains a complete list of all loan agreements and financing agreements, all equipment lease financing agreements and all other contracts and agreements involving obligations of the Company or any Company Subsidiary in excess of $100,000, true and complete copies of which have been made available to Parent. Neither the Company nor any of the Company Subsidiaries is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument that is required to be described in or filed as an exhibit to any Company Securities Filing filed prior to the date of this Agreement (collectively with those agreements listed in Schedule 2.14 of the Company Disclosure Letter, the "Company Material Contracts") that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as disclosed in Schedule 2.14 of the Company Disclosure Letter, all Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Company Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with their respective terms, subject to the Enforceability Exceptions. Except as set forth in Schedule 2.14 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is in material violation or breach of or default under any such Company Material Contract. To the best knowledge of the Company, no party (other than the Company or Company Subsidiaries) is in material violation or breach of or default under any Company Material Contract.

                  2.15 Employee Benefit Plans.

                  (a) Schedule 2.15(a) of the Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other employee benefit plans, programs or arrangements, including, without limitation, any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, in any case that are maintained or contributed to by the Company, any Company Subsidiary or any other entity (whether or not incorporated) that is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") or Section 4001(a)(14) or (b) of ERISA, for the benefit of any current or former employee of the Company or any Company Subsidiary ("Employee Plans").

                  (b) Prior to the date of this Agreement, the Company has provided, or made available, to Parent or Parent's counsel, to the extent applicable with respect to any Employee Plan, copies of: (i) each written Employee Plan document and each related trust agreement, insurance or other funding contract; (ii) each current summary plan description prepared for such Employee Plan; (iii) the most recent annual report on Form 5500 filed with the Department of Labor and the Internal Revenue Service with respect to each Employee Plan; and (iv) the most recent favorable determination letter issued for each Employee Plan intended to be a qualified plan under Section 401(a) of the Code.

                  (c) None of the Employee Plans provides retiree health or welfare benefits to any person (other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or any other similar benefits continuation law).

                  (d) Each Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with applicable law (including ERISA and the Code). In addition, to the best knowledge of the Company, each Employee Plan has been established and maintained in accordance with its terms and in compliance with applicable Law (including ERISA and the Code).

                  (e) No Employee Plan is subject to Title IV of ERISA.

                  (f) With respect to each Employee Plan, all payments due from Company or any Company Subsidiary to date have been made when due, and all amounts properly accrued to date or as of the Closing as liabilities of the Company or any Company Subsidiary that have not been paid have been properly recorded on the books of the appropriate entity. With respect to each Employee Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid and all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing.

                  (g) Except as disclosed in Schedule 2.15(g) of the Company Disclosure Letter, the Company has not received any written notice of, and is not otherwise aware of, any actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to the best knowledge of the Company, threatened with respect to any Employee Benefit Plan (including against any fiduciary of any Employee Benefit Plan) which, in the aggregate, would have a Material Adverse Effect. With respect to any Employee Plan, there has been no prohibited transaction, breach of fiduciary duty or Internal Revenue Service audit and no such audit is pending.

                  (h) Schedule 2.15(h) of the Company Disclosure Letter sets forth a true and complete list of each person who holds any outstanding option to purchase shares of capital stock as of the date hereof, together with: (i) the number of shares of capital stock subject to each such option; (ii) the exercise price-per-share of such option; (iii) the vesting schedule of such option; and (iv) a statement of whether each such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code (an "ISO").

                  (i) Except as disclosed in Schedule 2.15(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not: (i)(A) result in an increase in the amount of or (B) accelerate the vesting or timing of payment of, any benefits or compensation payable in respect of any employee of the Company or any Company Subsidiary;
(ii) cause any payment or other consideration that is owed or may become due to any director, officer, employee, contractor or agent of the Company to be nondeductible to the Company or subject to tax under Code Section 280G or 4999; or (iii) cause or permit the termination of any employment contract or other arrangement with any director, officer, employee, contractor or agent of the Company.

                  (j) Schedule 2.15(j) of the Company Disclosure Letter contains a list of all existing employment agreements with "change of control" provisions to which the Company is a party.

                  2.16 Taxes and Returns.

                  (a) Except as set forth in Schedule 2.16 of the Company Disclosure Letter:

                  (i) the Company and each of the Company Subsidiaries has timely filed, or caused to be timely filed, all Tax Returns (as hereinafter defined) required to be filed by it, and all such tax returns are true, complete and correct in all respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established;

                  (ii) the Company and each of the Company Subsidiaries have made adequate provision in the Company Financial Statements for all Taxes payable by the Company or any Company Subsidiary for which no Tax Return has yet been filed;

                  (iii) there are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are immaterial in amount);

                  (iv) neither the Company nor any of the Company Subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any Taxes; and there are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any Tax Return;

                  (v) the statute of limitations period for assessment of federal income taxes has expired for all taxable years through February 28, 1995;

                  (vi) to the best knowledge of the Company, (A) there are no liens for Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable and (B) neither the Company nor any Company Subsidiary is liable for any Tax imposed on any other person, except as the result of the application of Income Tax Regulations Section 1.1502-6 (and any comparable provision of any state, local, foreign or provincial jurisdiction) to the affiliated group of which the Company is the common parent.

                  (b) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

                  (c) Except as set forth in the second and third sentences of
Schedule 2.16 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is currently under examination or audit by any Governmental Authority with respect to any Tax.

                  2.17 Intellectual Property.

                  (a) The Company or the Company Subsidiaries own, license or otherwise possess legally enforceable rights to use, sell and transfer all material copyrights developed internally by Company or the Company Subsidiaries, and any applications therefor, and all material trade secrets that are used in the respective businesses of the Company and the Company Subsidiaries as currently conducted, except as disclosed on Schedule 2.17(a)(i) of the Company Disclosure Letter. To the Company's best knowledge, the Company or the Company Subsidiaries own, license, or otherwise possess legally enforceable rights to use, sell and transfer all material patents, trademarks, trade names, service marks and copyrights developed by third parties, and any applications therefor, technology, know-how, source code, object code, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and the Company Subsidiaries as currently conducted, except as disclosed on Schedule 2.17(a)(ii) of the Company Disclosure Letter.
Schedule 2.17(a)(iii) contains a complete list of each patent, trademark, service mark and copyright, as to which Company or a Company Subsidiary is the registered owner, of each application for patent, trademark, service mark and copyright registration filed by or on behalf of the Company or a Company Subsidiary, and of each agreement with a third party involving an amount in excess of $100,000 that grants the Company or a Company Subsidiary any rights to make, use, sell, modify, create derivative works of, sublicense or otherwise distribute the intellectual property of a third party, true and complete documentation of which has been delivered to Parent. For the purposes of this Agreement, "Company Intellectual Property Rights" means all patents, trademarks, trade names, service marks, copyrights, and applications therefor, technology, know-how, trade secrets, source code, object code, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and the Company Subsidiaries as currently conducted.

                  (b) There are no valid grounds for any bona fide claims (i) that the business of the Company or any of the Company Subsidiaries infringes on or otherwise violates any copyright of another based on works developed internally by the Company or a Company Subsidiary or any trade secret of another; (ii) that the business of the Company or any of the Company Subsidiaries willfully infringes on or otherwise willfully violates, or, to the Company's best knowledge, infringes on or otherwise violates, any patent, trademark or service mark of another; (iii) against the use by the Company or a Company Subsidiary of any copyrights internally developed by the Company or a Company Subsidiary or trade secrets used in the business of the Company or a Company Subsidiary as currently conducted or as proposed to be conducted; (iv) to the Company's best knowledge, against the use by the Company or any of the Company Subsidiaries of any trademarks, trade names, patents, technology, know-how or source code or object code used in the business of the Company or any of the Company Subsidiaries as currently conducted or as proposed to be conducted; (v) challenging the ownership, validity or effectiveness of any of the copyrights in works internally developed by the Company or the Company Subsidiaries or any applications therefor or of any material trade secret of the Company or a Company Subsidiary; (vi) to the Company's best knowledge, challenging the ownership, validity or effectiveness of any of the patents, registered and material unregistered trademarks, service marks and trade names, and any applications therefor or of any material trade secret of the Company or any of the Company Subsidiaries; or (vii) to the Company's best knowledge, challenging the license or legally enforceable right to use any patents, trademarks, service marks, trade secrets or copyrights of a third party by the Company or the Company's Subsidiaries, except, in the case of each of clauses
(i), (ii), (iii), (iv), (v), (vi) and (vii) above, as disclosed on Schedule 2.17(b) of the Company Disclosure Letter.

                  (c) All material patents, registered trademarks, service marks, copyrights and material trade secrets owned by the Company and used in the business of the Company are valid and subsisting. To the Company's best knowledge, all material patents, registered trademarks, service marks, copyrights and material trade secrets licensed by the Company and used in the business of the Company are valid and subsisting. Except as set forth in
Schedule 2.17(c), the rights, title and ownership of the Company Intellectual Property Rights by Company and Company Subsidiaries herein, are not subject to any encumbrances, charges, liens, indentures, security interests or claims of any kind.

                  (d) Except as set forth (i) in the portions identified with specificity of the specified Company Securities Filings filed prior to the date of this Agreement listed on Schedule 2.17(d)(i) of the Company Disclosure Letter or (ii) on 2.17(d)(ii) of the Company Disclosure Letter, to the Company's best knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights or material trade secret of the Company by any third party, including any employee or former employee of the Company or any of the Company Subsidiaries.

                  (e) Except as set forth in Schedule 2.17(e) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company Intellectual Property Rights or material trade secret; will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property Rights or material trade secret of the Company; nor impair the right of the Surviving Corporation, after the Closing Date, to use, sell or license any Company Intellectual Property Rights or material trade secret.

                  (f) The Company and the Company Subsidiaries have taken reasonable and practicable steps designed to safeguard and maintain their proprietary rights in all Company Intellectual Property Rights and the secrecy and confidentiality of their trade secrets. To the Company's best knowledge, no current or prior officers, employees or consultants of the Company or the Company Subsidiaries claim or have a right to claim an ownership interest in any Company Intellectual Property Rights or trade secret as a result of having been involved in the development or licensing of such Company Intellectual Property Rights or trade secret while employed by or consulting to Company.

                  2.18 The Shares and the Notes.

                  (a) The Shares have been duly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free and clear of all Liens and restrictions, other than restrictions on transfer imposed by the Securities Act and state securities laws, including without limitation "blue sky" laws; the Notes have been duly authorized and, when issued and delivered and paid for pursuant to the terms of this Agreement, will be duly and validly issued and enforceable in accordance with their terms subject to Enforceability Exceptions; and, upon authorization of additional shares of Common Stock pursuant to Section
4.11 of this Agreement, the Conversion Shares will have been duly authorized and reserved for issuance upon conversion of the Note by the Company and, when issued upon conversion in accordance with the terms of the Note, will have been duly and validly issued, fully paid and nonassessable and will be free and clear of all Liens and restrictions other than restrictions imposed by the Securities Act and state securities laws, including without limitation "blue sky" laws.

                  (b) Subject to the accuracy of Purchaser's representations appearing in Section 3.8 hereof, the offer, issue and sale of the Securities and the Conversion Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

                  2.19 Labor Matters. Except as set forth in Schedule 2.19 of the Company Disclosure Letter, (a) there are no controversies pending or, to the best knowledge of the Company, threatened, between the Company and any of its employees, which controversies would have a Material Adverse Effect; (b) neither the Company nor any of the Company Subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, nor, as of the date of this Agreement, does the Company or any of the Company Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; (c) neither the Company nor any of the Company Subsidiaries has any knowledge of any strikes or material slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of the Company Subsidiaries; (d) there are no material outstanding or, to the best knowledge of the Company, threatened, lawsuits, claims or charges in any forum with respect to the Company's compliance with laws regarding antidiscrimination, wrongful termination, termination in violation of public policy, unpaid overtime, breach of contract or any other claimed employee rights; and (e) the Company and the Company Subsidiaries have complied in all material respects with all reporting, disclosure and other requirements with respect to safety, affirmative action, drug and alcohol testing, WARN Act and any other applicable labor and employment laws or regulations.

                  2.20 Limitation on Business Conduct. Except as set forth in
Schedule 2.20 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any entity.

                  2.21 Property. Except as set forth in Schedule 2.21 of the Company Disclosure Letter, each of the Company and each of the Company Subsidiaries owns the properties and assets that it purports to own free and clear of all Liens, except for Liens which arise in the ordinary course of business and do not materially impair the Company's or the Company Subsidiaries' ownership or use of such properties or assets, Liens for Taxes not yet due and Liens securing obligations under that certain credit agreement, dated as of September 11, 1998, by and among the Company, the lender parties thereto and First Union National Bank, as Administrative Agent, as such credit agreement has been amended on April 18, 1999, June 29, 1999 and November 15, 1999 (the "Credit Agreement"). The Company owns no real property. The Company has made available to the Purchaser true and complete copies of all of its leases of property. With respect to the property and assets it leases, the Company, the Company Subsidiaries, and to the best of the Company's knowledge, each of the other parties thereto, is in material compliance with such leases, and the Company or the Company Subsidiaries, as the case may be, hold a valid leasehold interest free of any Liens, except those referred to above. The rights, properties and assets presently owned, leased or licensed by the Company and the Company Subsidiaries include all rights, properties and assets necessary to permit the Company and the Company Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof. Neither the Company nor any Company Subsidiary is in material violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, nor, as of the date of this Agreement, has the Company or any Company Subsidiary received any notice of such a violation with which it has not complied.

                  2.22 Environmental Matters.

                  (a) Except as set forth in Schedule 2.22(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries are in material compliance with the Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and the Company Subsidiaries of all material permits and governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof, except in each case where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of the Company Subsidiaries is not in such material compliance, and there are no circumstances that may prevent or interfere with such compliance in the future, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 2.22(b) of the Company Disclosure Letter, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 2.22(c) of the Company Disclosure Letter, to the knowledge of the Company and the Company Subsidiaries, there are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as hereinafter defined) by the Company and the Company Subsidiaries and, to the knowledge of the Company and the Company Subsidiaries, by third parties, that would form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

                  (d) Except as set forth in Schedule 2.22(d) of the Company Disclosure Letter, the Company is in compliance in all material respects with Environmental Laws as they relate to (i) any on-site or off-site locations where the Company or any of the Company Subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern for itself (but not on behalf of others) or (ii) any underground storage tanks located on property owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned or leased by the Company or any of the Company Subsidiaries. The Company hereby represents that it has occupied properties only for the purpose of office space or warehousing non-hazardous materials.

                  (e) For purposes of this Agreement:

                           (i) "Environmental Claim" means any written claim,
                  action, cause of action, investigation or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries, or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                           (ii) "Environmental Laws" means all Federal, state,
                  local and foreign laws or regulations relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                           (iii) "Materials of Environmental Concern" means
                  chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, toxic substances, petroleum and petroleum products that are regulated under the Environmental Laws.

                  2.23 Insurance. The Company maintains insurance that provides adequate coverage for normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets and in character and amount comparable to that carried by persons engaged in similar businesses, except where the nature of potential liabilities that may reasonably be expected to arise in the course of the Company's business would, in the exercise of prudent business judgment, require additional amounts or types of insurance coverage, in which case the Company maintains such additional coverage. The insurance polices maintained by the Company are with reputable insurance carriers, have no premium delinquencies and are in full force and effect. Copies of all such insurance policies have been made available to Parent.

                  2.24 Interested Party Transactions. Except as set forth in the 1999 Form 10-K, or Schedule 2.24 of the Company Disclosure Letter, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                  2.25 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions, or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with Bear, Stearns & Co. Inc.

                  2.26 Fairness Opinion. The Company's Board of Directors has received from its financial advisor, Bear, Stearns & Co. Inc., a written opinion addressed to it relating to the fairness from a financial point of view of the transaction contemplated hereby. A true and complete copy of such opinion has been delivered to Parent.

                  2.27 Takeover Statutes. Assuming Parent and its "associates" and "affiliates" (as defined in Section 203 of the DGCL) collectively beneficially "own" (as defined in Section 203 of the DGCL) and have beneficially "owned" at all times during the three (3) year period prior to the date hereof less than fifteen percent of the Company Stock outstanding, Section 203 of the DGCL is, and shall be, inapplicable (a) to the acquisition of the Securities and
(b) to any business combination of the Company with the Parent or any of such "associates" or "affiliates."

                  2.28 Full Disclosure. No statement contained in any certificate or schedule, including, without limitation, the Company Disclosure Letter, furnished or to be furnished by the Company or the Company Subsidiaries to Parent or Purchaser in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                  2.29 Year 2000. Except as set forth in Schedule 2.29 of the Company Disclosure Letter and as updated in the Form 10-Q, the disclosure under the heading "Year 2000 Compliance" contained in the Company's annual report on Form 10-K, as amended, for the period ended March 31, 1999 is accurate and in compliance with applicable law in all material respects.

                  2.30 Director Resignations and Election. All of the directors of the Company other than Thomas A. Heymann and Steven A. Denning will execute and deliver to the Company irrevocable resignations from the Board of Directors of the Company on or before November 29, 1999 and effective as of the Closing ("Resignations"), and all of the Resignations will be irrevocably accepted by the Company, which acceptance may not be rescinded. In addition, the Company's Board of Directors has elected Bruno Bonnell and Thomas Schmider, as directors of the Company effective as of the Closing.

                  2.31 Financial Projections; Liquidity. True and complete copies of all financial projections provided by the Company to, and all written communications with, the Company's lenders under the Credit Agreement since October 1, 1999 (the "Projections") are set forth in Schedule 2.31 of the Company Disclosure Letter (including, without limitation, the Company's projected cash flow and the forecasted Borrowing Base under the Credit Agreement and the computation thereof). The Projections were prepared in good faith based on reasonable assumptions in light of the then current financial condition and operations of the Company and set forth the Company's projected cash flow over the periods set forth therein. Since November 12, 1999 (the "November Projections"), there has been no change, event or other development that would cause any material change in the Company's cash flow from that shown in the November Projections during the periods set forth therein. The cash generated by the Company's operations plus the $25 million to be loaned by Purchaser to the Company to be evidenced by the Short-Term Note will be sufficient to permit the Company to continue its operations in the ordinary course and to meet the Company's obligations as they come due until at least February 28, 2000.

                  2.32 Expenses. The Company has provided Parent with a good faith estimate of all costs and expenses paid, payable or to be payable by the Company in connection with the transactions contemplated by the Transaction Documents, including, without limitation, any amounts that will come due as a result of the consummation of the transactions contemplated by the Transaction Documents.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser jointly and severally represent and warrant to the Company that:

                  3.1 Organization and Good Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is a wholly-owned subsidiary of Parent.

                  3.2 Authorization; Binding Agreement. Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser, as appropriate, and no other corporate proceedings on the part of Parent, Purchaser or any other subsidiary of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

                  3.3 Governmental Approvals. No Governmental Consent from or with any Governmental Authority on the part of Parent or Purchaser is required in connection with the execution or delivery by Parent and Purchaser of this Agreement or the consummation by Parent and Purchaser of the transactions contemplated hereby other than (a) filings with the SEC, (b) filings under the HSR Act and filings or consents under any applicable foreign antitrust requirements and (c) filings and mailings under Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

                  3.4 No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent or Purchaser with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the governing documents of Parent or any subsidiary of Parent, (b) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent or any of their respective assets or property is subject, (c) result in the creation or imposition of any material Lien upon any of the assets of Parent or any subsidiary of Parent or (d) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, violate any Law to which Parent or any subsidiary of Parent or their respective assets or properties are subject, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the transactions contemplated hereby, or otherwise materially and adversely affect the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

                  3.5 Disclosure Documents. None of the information supplied by Parent, Purchaser or their respective officers, directors, representatives, agents or employees (the "Parent Information") in writing specifically for inclusion in the Schedule 14F and Schedule 13D filed in connection with this transaction will, at the time such documents are filed with the SEC or first mailed to the Company's stockholders, contain any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading.

                  3.6 Finders and Investment Bankers. Neither Parent, Purchaser nor any of their respective officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than Lazard and Freres & Co. LLC.

                  3.7 Financing Arrangements. Parent (including for this purpose one or more of its wholly owned subsidiaries) has funds available to it sufficient to enable the Purchaser to purchase the Securities in accordance with the terms of this Agreement and securities of the Company from the Principal Stockholders pursuant to the Selling Stockholder Agreements.

                  3.8 Securities Laws.

                  (a) The Securities are being acquired by Purchaser for its own account pursuant to this Agreement and not for any other Person, and for investment only and with no intention of distributing or reselling such Securities or any part thereof or any interest therein in any transaction that would be in violation of the securities laws of the United States of America, or any state thereof; without prejudice, however, to the rights of Purchaser at all times to sell or otherwise dispose of all or any part of the Securities under an effective registration statement or applicable exemption from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and any applicable state securities law.

                  (b) Purchaser is an "accredited investor" as that term is defined in Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities. By reason of Purchaser's business or financial experience, it is a sophisticated investor which has the capacity to protect its interest in connection with the transactions contemplated under the Transaction Documents and has sufficient knowledge and experience in financial and business matters to evaluate properly the merits and risks of the Securities and the related transactions contemplated by the Transaction Documents.

                  (c) Purchaser has been provided with copies of the Company Securities Filings and a copy of the Company Disclosure Letter and has had the opportunity to request any exhibits filed as part of any such document.

                  (d) Purchaser hereby acknowledges that the Company has made available to it the opportunity to ask questions and receive answers from the Company concerning the terms and conditions under which the Securities will be issued to it.

                  (e) Purchaser agrees that, so long as required by law, certificates evidencing any of the Securities and any securities issued in exchange for or in respect thereof shall bear a legend substantially to the following effect:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY OTHER COUNTRY, STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, UNITED STATES PERSONS, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND OTHER APPLICABLE LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH ACT OR OTHER LAWS."

                  (f) The foregoing representations in this Section 3.8 are made for purposes of compliance with the exemptions from registration under the Securities Act and shall not in any way affect the rights of Parent or Purchaser in connection with this Agreement, including, without limitation, their ability to rely on the representations and warranties of the Company set forth in this Agreement.

                  3.9 Absence of Liens. Upon surrender of the notes purchased pursuant to the Note Purchase Agreement by the Purchaser to the Company in accordance with the terms thereof, the Company will obtain all right, title and interest in such notes obtained by Purchaser from the transferors thereof, without any Liens having been imposed by Purchaser or by reason of Purchaser's ownership of the Note.

                                   ARTICLE IV
                       ADDITIONAL COVENANTS OF THE COMPANY

                  The Company covenants and agrees as follows:

                  4.1 Conduct of Business of the Company and the Company Subsidiaries.

                  (a) Unless Parent shall otherwise consent in writing and except as expressly contemplated by this Agreement or in the Company Disclosure Letter, during the period from the date of this Agreement to the Closing,

                           (i) the Company shall conduct, and it shall cause the
                  Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause the Company Subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and the Company Subsidiaries with persons with whom the Company or the Company Subsidiaries do significant business and

                           (ii) without limiting the generality of the
                  foregoing, neither the Company nor any of the Company Subsidiaries will:

                                    (A) amend or propose to amend its
                           Certificate of Incorporation or Bylaws;

                                    (B) authorize for issuance, issue, grant,
                           sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company Subsidiaries, except for (a) the issuance of shares pursuant to the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms, (b) the issuance of shares upon the exercise of Company Warrants outstanding on the date of this Agreement in accordance with their present terms, and
                           (c) the issuance of shares upon the conversion of Preferred Shares outstanding on the date of this Agreement in accordance with the present terms of the Preferred Shares;

                                    (C) split, combine or reclassify any shares
                           of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends to the holders of Preferred Shares in accordance with the present terms of the Preferred Shares and dividends or distributions to the Company or a Company Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

                                    (D) create, incur or assume any indebtedness
                           for borrowed money or issue any debt securities, except pursuant to the Credit Agree-ment as in effect on the date hereof (except as provided in clause (2) of paragraph (E) below);

                                    (E) (1) assume, guarantee, endorse (other
                           than endorsement for collection or deposit in the ordinary course of business) or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person (other than the Company or a Company Subsidiary); (2) make any capital expenditures or make any advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary); (3) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (4) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, material to the Company and the Company Subsidiaries taken as a whole other than (x) to secure debt permitted under paragraph (D) or (y) the sale of inventory in the ordinary course of business;

                                    (F) increase in any manner the compensation
                           of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement and other than arrangements with new employees (other than employees who will be officers of the Company) hired in the ordinary course of business and providing for compensation and other benefits consistent with those provided for similarly situated employees of the Company as of the date hereof;

                                    (G) alter through merger, liquidation,
                           reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company;

                                    (H) except as may be required as a result of
                           a change in law or as required by the SEC, and with prior written notice to Purchaser, change any of the accounting principles or practices used by it;

                                    (I) make any tax election which is
                           inconsistent with past practice or settle or compromise any Tax liability in excess of $75,000;

                                    (J) pay, discharge or satisfy any claims,
                           liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of less than $25,000 reflected or reserved against in the financial statements (including the notes thereto) of the Company, or covered by insurance;

                                    (K) enter into, amend, modify or terminate
                           any contract, agreement, commitment or other understanding involving: (1) annual payments, or property with a value, of (x) $75,000 or more, ($100,000 or more in the case of purchase orders) if the place of performance is the United States, or (y) $100,000 or more if the place of performance is outside the United States, (2) a term of more than one (1) year or (3) the assignment, transfer, sale or exclusive license of copyrights, trademarks or other intellectual property;

                                    (L) incur expenses in connection with the
                           transactions contemplated by this Agreement in excess of $4,350,000;

                                    (M) take, or agree in writing or otherwise
                           to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect at or prior to the Closing; and

                                    (N) shall not terminate the Exchange
                           Agreement between the Company and certain of its stockholders dated of even date herewith.

                  (b) The Company shall, and the Company shall cause each of the Company Subsidiaries to, (i) comply with all Laws applicable to it, to any of its properties, assets or business or to the consummation of the transactions contemplated hereby, and to maintain in full force and effect all the Company Permits necessary for its business, (ii) promptly furnish Parent and Purchaser with copies of all notices and correspondence or other information to or from any party in connection with matters relating to the Credit Agreement or the Exchange Agreement and (iii) send a message by email by the opening of business on November 16, 1999 to all of their respective employees notifying them of the provisions of this Section 4.1 and directing them not to take any action in contravention of this Section 4.1.

                  4.2 Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occur after the date of this
Agreement: (a) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have otherwise been required to have been disclosed in this Agreement; (b) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the National Association of Securities Dealers ("NASD"), Nasdaq/NMS or any other securities exchange) in connection with the transactions contemplated by this Agreement;
(c) the occurrence of an event which would be reasonably likely to have a Material Adverse Effect; or (d) the commencement or threat of any Litigation involving or affecting the Company or any of the Company Subsidiaries, or any of their respec-tive properties or assets, or, to the Company's knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of the Company Subsidiaries.

                  4.3 Access and Information. Between the date of this Agreement and the Closing, and without intending by this Section 4.3 to limit any of the other obligations of the parties under this Agreement, the Company will give, and shall direct its accountants and legal counsel to give, Parent and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of the Company, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries and will furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Parent may from time to time reasonably request in connection with such transactions and (b) a copy of each material report, schedule and other document filed or received by the Company or any of the Company Subsidiaries with or from the SEC, the NASD or Nasdaq/NMS.

                  4.4 Reasonable Best Efforts. Subject to the terms and conditions herein provided, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents, including, but not limited to, (a) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the transactions contemplated by the Transaction Documents thereby and (b) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. The Company will not take, nor permit any of its subsidiaries to take, any action or to enter into any agreement which is inconsistent with the rights granted to the Purchaser in this Agreement or which may adversely affect the consummation of the transactions contemplated by the Transaction Documents.

                  4.5 Public Announcements. So long as this Agreement is in effect, the Company shall not, and shall use reasonable efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the transactions contemplated hereby without the consent of Parent (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD or Nasdaq/NMS, in which case the Company, prior to making such announcement, will consult with Parent regarding the same.

                  4.6 Indemnification and Insurance.

                  (a) The Company after the Closing shall indemnify and hold harmless, to the fullest extent permitted under applicable law, including without limitation, as provided in the Amended and Restated Certificate of Incorporation of the Company and the Company's By-

Laws as in effect on the date hereof, each present and former director or officer of the Company determined as of the Closing (collectively, the "Indemnified Parties"), who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or was or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or of any of its subsidiaries, or is or was at any time serving, at the request of the Company, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in settlement) incurred or suffered by such director or officer in connection with such proceeding, arising out of or pertaining to matters existing or occurring at or prior to the Closing, including, without limitation, matters arising out of or pertaining to the transactions contemplated by this Agreement (and the Company shall, as provided under its Amended and Restated Certificate of Incorporation and By-Laws as in effect on the date hereof and to the fullest extent permitted under applicable law, advance expenses as incurred by such Indemnified Party; provided, however, that if and to the extent that Delaware law so requires the payment of such expense in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by such Indemnified Party to repay all such advances if it shall ultimately be determined that such person is not entitled to indemnification by the Company). The foregoing shall inure to the benefit of any Indemnified Party's heirs, executors or administrators, and shall not be in limitation of any rights to indemnification which an Indemnified Party may have under applicable law and the Company's Amended and Restated Certificate of Incorporation prior to the Closing.

                  (b) Commencing promptly after the date hereof, the Company shall use its reasonable best efforts to obtain a replacement directors and officers insurance policy (the "Replacement Policy"), to take effect upon the earlier of (i) December 13, 1999 or (ii) a change of control as defined in
Section 12.b. of the primary policy in effect as the date hereof (National Union policy 857-48-92) (the "Replacement Policy Date"), which Replacement Policy waives any right to termination as a result of a change of control or similar event arising out of the transactions contemplated by the Transaction Documents, and provides coverage for one (1) year from the Replacement Policy Date. In addition, commencing promptly after the date hereof, the Company shall use its reasonable best efforts to obtain a "tail" directors and officers insurance policy providing coverage for a period of six years from the Closing Date for claims based on alleged wrongful acts occurring at or prior to the Closing (the "Tail Insurance"). It is the parties' intention that there be no gap in the Company's director and officers insurance coverage.

                  (c) For a period of six (6) years after the Closing, the Company will maintain in effect, if available, directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to the terms now applicable to them under the Company's current policies; provided, however, that in no event shall the Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided further, that, if the premium for such coverage exceeds such amount, the Company shall purchase a policy with the greatest coverage available for such 200% of the annual premium. Notwithstanding the foregoing, the Company shall not be bound by the foregoing obligation for so long as the Tail Insurance continues to be in full force and effect; provided, however, that the Company in all events shall be bound by the foregoing for a period of one year after the Replacement Policy Date.

                  (d) This Section 4.6 shall survive the consummation of the transactions contemplated hereby, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of the Company and shall be enforceable by the Indemnified Parties.

                  4.7 SEC and Stockholder Filings. The Company shall send to Parent a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

                  4.8 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the DGCL, is or may become applicable to the transactions contemplated by this Agreement, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

                  4.9 Directors of Company; Directors of Company Subsidiaries. The Company agrees that its Board of Directors shall, at the request of Parent, elect prior to Closing one additional director designated by Parent to serve as a director of the Company effective as of the Closing; provided, however, that such designee shall be reasonably acceptable to the Board of Directors. If requested by Parent, the Company will secure the resignations of or remove, effective as of the Closing, any member of the Board of Directors of any Company Subsidiary. At Purchaser's request, the Company shall exercise reasonable best efforts to cause Parent's designees to be elected to the Board of Directors of the Company Subsidiaries effective as of the Closing Date.

                  4.10 Antidilution Protection. The Company agrees that if there are, as of the date hereof, (a) any shares of the Company's Common Stock issued and outstanding other than the number set forth in Section 2.2 as issued and outstanding at November 12, 1999 (other than as a result of the exercise or conversion of Purchase Rights (as defined below)), or (b) any warrants, options, conversion rights or other rights to acquire shares of the Company's Stock ("Purchase Rights") that have not been included in Schedules 2.15(h) to the Company Disclosure Letter or as to options reflected as granted and outstanding in Section 2.2, the Company shall, upon demand by Purchaser, immediately issue to Purchaser at no cost to Purchaser, the number of shares of the Company's Common Stock that will maintain the percentage of ownership interest of Purchaser (on a fully-diluted basis) that Purchaser would have had at the Closing without giving effect to such undisclosed Purchase Rights.

                  4.11 Amendment of Certificate of Incorporation. The Company's Board of Directors has authorized and the Company's stockholders have approved an increase of the Company's authorized capital stock by increasing its authorized Common Stock by 150 million shares to a total of 300 million shares of Common Stock. The Company agrees to take all action required to effectuate such increases, including filing the Certificate Amendment with the appropriate governmental authorities in the State of Delaware (the effectiveness of any such amendment to be conditioned on the occurrence of the Closing), and taking all other steps necessary and appropriate to effectuate such increase. The effectiveness of the Certificate Amendment shall not be a condition to the Closing.

                  4.12 Registration and Listing. If any shares of Common Stock required to be reserved for purposes of conversion of the Note require registration with or approval of any Governmental Authority under any federal or state or other applicable law before such shares of Common Stock may be issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible cause such shares of Common Stock to be duly registered or approved, as the case may be. So long as the Common Stock is quoted on The Nasdaq Stock Market, Inc. or listed on any national securities exchange, the Company will, if permitted by the rules of such system or exchange, quote or list and keep quoted or listed on such system or exchange, upon official notice of issuance, all shares of Common Stock issuable or deliverable upon conversion or exchange of the Note.

                  4.13 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuing or delivering upon conversion of the Note, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion; provided, however, that to the extent the Company, as of the date hereof, has an insufficient number of authorized shares of Common Stock reserved for issuance upon conversion of the Note, the Company shall use commercially reasonable efforts to take all actions necessary to increase and reserve for issuance such number of authorized shares of Common Stock as is equal to the maximum number of shares of Common Stock that may be issuable or deliverable upon conversion of the Note, which actions shall include (a) obtaining the written consent of a sufficient number of stockholders of the Company to an amendment to the Certificate of Incorporation and (b) upon receipt of such written consent, preparing, filing and mailing an information statement on Schedule 14C under the Exchange Act as soon as practicable thereafter. The Company shall issue all such shares of Common Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation, as amended, and otherwise comply with the terms hereof and thereof.

                                   ARTICLE V
                  ADDITIONAL COVENANTS OF PURCHASER AND PARENT

                  Parent and Purchaser covenant and agree as follows:

                  5.1 Reasonable Best Efforts. Subject to the terms and conditions herein provided, Parent and Purchaser agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (a) obtaining all Governmental Consents from Governmental Authorities and other third parties required for the consummation of the transactions contemplated by this Agreement and (b) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Parent and Purchaser agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. Notwithstanding the foregoing, neither Parent nor any of its affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that materially limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of Parent or any of its affiliates.

                  5.2 Public Announcements. So long as this Agreement is in effect, Parent and Purchaser shall not, and shall use reasonable efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the transactions contemplated hereby without the consent of the Company (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares of Parent's capital stock are listed or the NASD, or other applicable securities exchange, in which case Parent, prior to making such announcement, will consult with the Company regarding the same.

                  5.3 Compliance. In consummating the transactions contemplated hereby, Parent and Purchaser shall comply, and cause their subsidiaries to comply or to be in compliance, in all material respects, with all applicable Laws.

                  5.4 Employment. As of the Closing Date and thereafter, neither Purchaser nor Parent shall be under any obligation to continue the employment of any current or former employee of the Company or the Company Subsidiaries as of the Closing Date ("Company Employees"). Furthermore, except as may be provided in an Employee Plan, neither Purchaser nor Parent shall be under any obligation to continue or maintain any level of compensation or benefits to Company Employees. Subject to the terms of an Employee Plan, Purchaser and Parent shall have the right to amend or terminate such Employee Plan and Parent reserves the right to require that Company terminate prior to the Closing Date any retirement plan intended to satisfy the requirements of Code Section 401(k).

                  5.5 Guarantee of Parent. Parent hereby guarantees the payment by Purchaser of the Stock Purchase Price and the Note Purchase Price, and any other amounts payable by Purchaser pursuant to this Agreement and will cause Purchaser to perform all of its other obligations under this Agreement in accordance with their terms.

                  5.6 Director Election. After the Closing, Parent agrees that it will exercise reasonable best efforts to cause the Company's Board of Directors to elect at least such number of directors as necessary to comply with the Company's Certificate of Incorporation, as amended, and that at least two members of the Board of Directors of the Company designated by Parent shall be independent directors as defined under the rules for inclusion of the Company's Common Stock on the Nasdaq National Market.

                  5.7 Section 14(f) Information. Parent will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

                                   ARTICLE VI
                               PURCHASE CONDITIONS

                  6.1 Conditions to Each Party's Obligation to Effect the Purchase. The respective obligations of each party to effect the Purchase and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                  (a) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Purchase which has not been vacated, dismissed or withdrawn prior to the Closing. The Company and Parent shall use all reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing.

                  (b) Governmental Approvals. All Governmental Consents of any Governmental Authority required for the consummation of the Purchase and the transactions contemplated by this Agreement shall have been obtained.

                  (c) Exchange Agreement. The transactions contemplated by the Exchange Agreement shall have closed at or prior to the Closing.

                  6.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Purchase and the other transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions at or prior to the Closing (any or all of which may be waived by Parent and Purchaser in whole or in part to the extent permitted by law):

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality," "material adverse effect" or similar qualifying language set forth therein) except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not have a Material Adverse Effect on the Company or materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

                  (c) Certificates. Purchaser shall have received a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Parent and Purchaser) signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect set forth in Sections 6.2(a) and 6.2(b).

                  (d) Opinion of Counsel. Purchaser shall have received the duly executed opinion of Kramer Levin Naftalis & Frankel LLP, counsel to the Company, dated the Closing Date, substantially in the form of Exhibit F hereto.

                  (e) Litigation. There shall be no pending suit, action or proceeding by any person against Purchaser, the Company, or any affiliate, director, officer or employee of any of the foregoing which has a reasonable likelihood of success (i)(A) in any way seeking to restrict or modify in any material respect the transactions contemplated hereby, (B) seeking to obtain any damages against any person as a result of the transactions contemplated hereby or (C) seeking to impose any financial burden on any of the foregoing persons or any limitation on the ability of Parent or Purchaser to hold the Securities or on the business or operations of the Company or any of its subsidiaries, if the reasonably likely determination of a matter set forth in this clause (i) would materially reduce the economic or business benefits Parent expects, as of the date hereof, to realize from the purchase of the Securities, or (ii) in any way seeking to prohibit the transactions contemplated by the Transaction Documents.

                  (f) No Material Adverse Effect. No change, development, effect or circumstance shall have occurred that would have a Material Adverse Effect with respect to the Company.

                  (g) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered to Purchaser by the Company.

                  (h) Selling Stockholder Agreements. The transactions contemplated by the Selling Stockholders Agreements shall have closed at or prior to the Closing.

                  (i) Replacement Policy. The Replacement Policy shall have been obtained and shall, upon the Closing, be in full force and effect.

                  6.3 Documents to be Delivered by the Company. At the Closing, the Company shall deliver to Purchaser the following:

                  (a) duly executed certificates representing the Shares, in form satisfactory to Purchaser;

                  (b) the duly executed Notes;

                  (c) the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware, and the Bylaws of the Company and resolutions of the Board of Directors and the stockholders of the Company approving this Agreement and the transactions contemplated hereby, certified (in form and substance reasonably satisfactory to Purchaser) by the Secretary of the Company;

                  (d) certificates issued by appropriate governmental authorities evidencing the good standing of the Company in each state where the Company is doing business, as of a date not more than fourteen (14) days prior to the Closing Date and where possible a confirming telegram as of the Closing Date;

                  (e) the certificate referred to in Section 6.2(c); and

                  (f) such other documents as Parent or Purchaser shall reasonably request.

                  6.4 Conditions to Obligations of the Company. The obligations of the Company to consummate the Purchase and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (all of which may be waived by the Purchaser in whole or in part to the extent permitted by law):

                  (a) Representations and Warranties. Each of the representations and warranties of the Parent and Purchaser contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality," "material adverse effect" or similar qualifying language set forth therein) except to the extent the effect of any breach (either individually or in the aggregate with all other such breaches) would not have a Material Adverse Effect on the Parent and Purchaser or materially and adversely affect the ability of the Parent and Purchaser to consummate the transactions contemplated by this Agreement.

                  (b) Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement, Exchange Agreements and Registration Rights Agreement at or prior to the Closing.

                  (c) Certificate. The Company shall have received a certificate signed on behalf of Parent and Purchaser by a duly authorized officer of each to the effect set forth in Sections 6.4(a) and 6.4(b).

                  (d) Opinion of Counsel. The Company shall have received the duly executed opinion of Pillsbury Madison & Sutro LLP, counsel to Parent and Purchaser dated the Closing Date, substantially in the form of Exhibit G hereto.

                  (e) Litigation. There shall be no pending suit, action or proceeding by any person against Purchaser or the Company that has a reasonable likelihood of imposing material restrictions on the Company's operations and that would have a Material Adverse Effect on the Company.

                  (f) No Material Adverse Effect. No change, development, effect or circumstance shall have occurred that would have a Material Adverse Effect with respect to Parent.

                  (g) Replacement Policy. The Replacement Policy shall have been obtained and shall, upon the Closing, be in full force and effect.

                  6.5 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to the Company the following:

                  (a) evidence of the wire transfer referred to in Section
1.1(b);

                  (b) the certificate referred to in Section 6.4(c);

                  (c) charter and bylaws of Parent and Purchaser;

                  (d) the notes purchased pursuant to the Note Purchase Agreement for cancellation; and

                  (e) the Short-Term Note for cancellation.

                                   ARTICLE VII
                                   TERMINATION

                  7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company upon written notice to the other party:

                           (i) if any Governmental Entity of competent
                  jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Purchase or the Transactions; or

                           (ii) if the Purchase shall not have been consummated
                  on or before February 28, 2000, unless the failure to consummate the Purchase by such date is the result of a breach of, or a delay in fulfilling its obligation under, this Agreement by the party seeking to terminate this Agreement; provided, however, that if the Purchase shall not have been consummated by such date because of a failure by a Principal Stockholder to perform in any material respect any material obligation under or to comply in any material respect with Sections 1.1, 4, or 5 of its Selling Stockholder Agreement, then this Agreement may not be terminated pursuant to this clause (ii) by the Company prior to June 1, 2000.

                  (c) by the Company if: (i) as of such time of determination, any of the representations and warranties of Parent or Purchaser contained in this Agreement shall not be true and correct (without giving effect to any limitation as to "materiality," "material adverse effect" or similar qualifying language set forth therein) except to the extent the effect of such breach (either individually or in the aggregate with all other such breaches) would not materially adversely affect the ability of Parent or Purchaser to consummate the transactions contemplated hereby, or (ii) Parent or Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Purchaser under this Agreement, and, in the case of (i), such untruth or incorrectness is incapable of being cured or is not cured within fifteen (15) days, and in the case of (ii), such failure is incapable of being cured or is not cured within five (5) days, after the giving of written notice by Company to the Parent.

                  (d) by Parent, if: (i) as of such time of determination, any of the representations and warranties of the Company contained in this Agreement shall not be true and correct (without giving effect to any limitation as to "materiality," "material adverse effect" or similar qualifying language set forth therein) except to the extent the effect of such breach (either individually or in the aggregate with all other such breaches) would not have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby, or
(ii) (A) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company under this Agreement, or (B) a Principal Stockholder shall have failed to perform in any material respect any material obligation or to comply in any material respect with Sections 1.1, 4 or 5 of its Selling Stockholders Agreement, and, in the case of (i), such untruth or incorrectness is incapable of being cured or is not cured within fifteen (15) days, and in the case of (ii), such failure is incapable of being cured or is not cured within five (5) days, after the giving of written notice by Parent to the Company and, in the case of (ii)(B), the Principal Stockholders.

                  7.2 Procedure Upon Termination. In the event of termination by Parent or the Company, or both, pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party and no further action shall be required of Parent or the Company. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

                  7.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Purchaser or the Company; provided, however, that the obligations of the parties set forth in Sections 9.1 through 9.14 hereof (and Section 5.5 to the extent Purchaser remains obligated under such sections) shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 7.3 shall relieve Parent, Purchaser or the Company of any liability for a breach of this Agreement.

                                  ARTICLE VIII
                             BUSINESS OPPORTUNITIES

                  8.1 Competition. The Company acknowledges that Parent and its affiliates engage in the same or similar activities or lines of business as the Company and have an interest in the same area of business opportunities. The Company agrees that Parent and its affiliates shall have the right to (a) engage in the same or similar business activities or lines of business as the Company,
(b) do business with any client or customer of the Company and (c) employ or otherwise engage any officer or employee of the Company if (i) prior to employment by the Company such person was an officer, director or employee of Parent or an affiliate thereof, or (ii) such employment or engagement by Parent or its affiliate would not harm the Company in any significant manner, and neither Parent nor any affiliate thereof, nor any officer or director of Parent or such affiliate, shall be liable to the Company by reason of any such activities of Parent or its affiliates or of such person's participation therein.

                  8.2 Business Opportunities. In the event that (a) Parent or any of its affiliates, or (b) any officer, director or employee of the Company who is also an officer, director or employee of Parent or any affiliate thereof, acquires knowledge of a potential transaction or matter which may be a business opportunity for both the Company and Parent or any of its affiliates, such business opportunity shall belong only to Parent and not to the Company, and any such officer, director or employee of the Company shall treat such business opportunity as belonging only to Parent and not to the Company, subject to the following sentence. In the case of clause (b) of the preceding sentence, Parent shall determine in good faith whether, based on the circum-stances under which such person acquired his knowledge, such business opportunity instead was offered to such person solely in his capacity as an officer, director or employee of the Company ("Company Capacity"). For purposes of the foregoing determination, there shall be a presumption that such business opportunity was offered to such person in his capacity as an officer, director or employee of Parent or any affiliate thereof. In the event Parent determines that it was so offered to such person in his Company Capacity, such business opportunity shall belong only to the Company and not to Parent and such officer, director or employee shall treat such business opportunity as belonging only to the Company and not to Parent. With respect to any business opportunity belonging to Parent pursuant to this Section 8.2, Parent shall decide how to allocate and pursue such business opportunity based on its sole determination of what is in the best interests of Parent's stockholders. Parent's good faith determination of the allocation of business opportunities pursuant to this Section shall be conclusive and binding for all purposes.

                  8.3 Exclusive European Arrangement. Parent and the Company agree to cooperate in good faith to negotiate promptly after the date hereof for execution at or prior to Closing a definitive distribution and publishing agreement (the "Distribution Agreement") reflecting the terms and conditions set forth on Schedule 8.3.

                  8.4 Business Synergies. The parties intend to explore the potential for realization of synergies from business initiatives and relationships between the Company and Parent's United States operations. In furtherance of this objective, the Company and Parent shall identify and evaluate together mutually advantageous business initiatives and relationships, which could include distribution of product and co-production of titles. The parties shall use commercially reasonable efforts to implement any such business initiatives or relationships which the parties mutually decide to pursue.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  9.1 Confidentiality.

                  (a) Unless (i) otherwise expressly provided in this Agreement,
(ii) required by applicable Law or any listing agreement with, or the rules and regulations of, Nasdaq/NMS or any other applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Parent and the Company, all information (whether oral or written) and documents furnished in connection herewith together with analyses, compilations, studies or other documents prepared by such party which contain or otherwise reflect such information shall be kept strictly confidential by the Company, Parent, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure permitted pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. In the event the transactions contemplated by this Agreement are not consummated, each party shall return to the other any documents furnished by the other and all copies thereof that any of them may have made and will hold in confidence any information obtained from the other party except to the extent (A) such party is required to disclose such information by Law or such disclosure is neces-sary or desirable in connection with the pursuit or defense of a claim, (B) such information was known by such party prior to such disclosure (and provided that, except with respect to information referred to in the following clause (C), such party shall have advised the other party of such knowledge upon or promptly after its receipt of such information) or was thereafter developed or obtained by such party independent of such disclosure or (C) such information is or becomes generally available to the public other than by breach of this Section
9.1 (or, to such party's knowledge, breach of a confidentiality agreement with the other party). Prior to any disclosure of information pursuant to the exception in clause (A) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

                  (b) Parent and the Company further acknowledge that certain of the business and activities of each of them is competitive with business and activities of the other party, and each of them therefore agrees that it will not seek to obtain any competitive or other business advantage over the other party as a result of the information or documents so received by it in connection herewith, each party acknowledging that such use would be unfair and materially detrimental to the other party, provided that the provisions of this
Section 9.1(b) shall not apply to information referred to in clause (C) of
Section 9.1(a) hereof.

                  9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Purchaser.

                  9.3 Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Parent and Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 9.3.

                  9.4 Survival. The respective representations, warranties, covenants and agreements of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Closing, except for those contained in Sections 4.4, 4.6, 4.10, 4.11, 5.1, 5.4, 5.5, 5.6, ARTICLE VIII, and 9.1 through 9.14 of ARTICLE IX hereof, which shall survive beyond the Closing.

                  9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)      if to the Company, to:

                                    GT Interactive Software Corp.
                                    417 Fifth Avenue
                                    New York, New York 10016
                                    Attention:  Thomas Heymann
                                    Telecopy:  (212) 679-3424
                                    Confirm:  (212) 726-0749

                  with a copy to:

                                    Kramer Levin Naftalis & Frankel LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Attention:  David P. Levin, Esq.
                                    Telecopy:  (212) 715-8000
                                    Confirm:  (212) 715-9100

(ii)     if to Parent or Purchaser, to:

                                    Infogrames Entertainment S.A.
                                    84, rue du 1er Mars 1943
                                    Villeurbanne, 69100
                                    France
                                    Attention:  Thomas Schmider
                                    Telecopy:  (011 33) 472 655116
                                    Confirm:  (011 33) 472 655000

                                    And

                                    Attention:  Frederic Garnier
                                    Telecopy:  (011 33) 472 655059
                                    Confirm: (011 33) 472 655000

                  with a copy to:

                                    Pillsbury Madison & Sutro LLP
                                    235 Montgomery Street
                                    San Francisco, California 94104
                                    Attention:     Nathaniel M. Cartmell, Esq.
                                                   Ronald E. Bornstein, Esq.
                                    Telecopy:  (415) 983-1200
                                    Confirm:  (415) 983-1000

                  9.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Closing without the prior written consent of the Company, in the case of a proposed assignment by Parent or Purchaser, or by Parent, in the case of a proposed assignment by the Company, except that Purchaser may assign its rights, interest and obligations hereunder to any other wholly owned direct or indirect subsidiary of Parent.

                  9.7 Expenses.

                  (a) Except as provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.

                  (b) If Parent terminates this Agreement pursuant to Section 7.1(d) (other than a termination pursuant to 7.1(d)(ii)(B)), then the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to Parent's and Purchaser's actual and documented reasonable out-of-pocket expenses incurred by Parent or Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses payable to all attorneys and accountants (and specifically excluding any fees owed to any investment banker or other financial institution) (the "Parent Expenses"). The Company also agrees that, in the event of the Closing, it shall pay the Parent Expenses, but not in excess of $2,000,000. Any payments required to be made pursuant to this Section
9.7 shall be made by wire transfer of same day funds to an account designated by Parent on the business day next following the date of termination.

                  (c) If the Company terminates this Agreement pursuant to
Section 7.1(c), then Parent shall pay, or cause to be paid to the Company, at the time of termination, an amount equal to the Company's actual and documented reasonable out-of-pocket expenses incurred by the Company in connection with this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses payable to all attorneys and accountants (and specifically excluding any fees owed to any investment banker or other financial institution). Any payments required to be made pursuant to this Section 9.7 shall be made by wire transfer of same day funds to an account designated by the Company on the business day next following the date of termination.

                  (d) The expenses provided for in this Section 9.7 are not intended to be exclusive remedies with respect to any liability for a breach of this Agreement, and no party hereto shall be precluded from seeking damages or remedies at law or in equity as a result of any such matter.

                  9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware. Each of the parties hereto (a) consents to submit such party to the personal jurisdiction of the Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal court sitting in the State of Delaware or a Delaware state court, (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby, and (e) irrevocably appoints CT Corporation each as its respective agent to receive service of process in respect of any action, suit or proceeding arising under or relating to this Agreement or any of the transactions contemplated hereby.

                  9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (a) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (b) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (c) the term "subsidiary" of any specified person shall mean any corporation fifty percent (50%) or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity fifty percent (50%) or more of the total equity interest of which, is directly or indirectly owned by such specified person.

                  9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Company Disclosure Letter referred to herein, which Company Disclosure Letter is incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the July 27, 1999 letter agreement between the Company and Parent; provided, however, that if this Agreement is terminated pursuant to Article VII hereof, the portions of such letter captioned "Disclosure of Evaluation Materials," "Use of Evaluation Materials," "Compelled Disclosure," (only as to the portions of such letter surviving pursuant to this Section 9.11) "Legal Remedies," "Return of Documents" and (if such termination is due to Parent's material breach of this Agreement) "Non-Solicitation" shall again become effective from the date of such termination.

                  9.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

                  9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

                  9.14 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Section
4.6 hereof are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties.

                  9.15 Disclosure Letter. Parent and Purchaser each acknowledge that the Company Disclosure Letter (a) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (b) is qualified in its entirety by reference to specific provisions of this Agreement,
(c) is not intended to constitute and shall not be construed as indicating that any such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement.

                  9.16 Effect of Investigation. The representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made (or knowledge acquired) by or on behalf of any other party hereto, any person controlling any such party, or any of their officers, directors or affiliates, whether prior to or after the execution of this Agreement.

                  9.17 Material Adverse Effect. When used in connection with the Company or any Company Subsidiary or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as the case may be; provided, however, that (a) any change, effect or circumstance relating to conditions affecting the United States economy generally or the economy of any nation or region in which such entity or any of its subsidiaries conducts business that is material to the business of such entity and its subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity; (b) any change, effect or circumstance relating -to conditions generally affecting the entertainment software industry, and not affecting such entity in a materially disproportionate manner, shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity; and (c) any change, circumstance or effect caused by the announcement or pendency of this Agreement, or the transactions contemplated hereby shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity unless such change, circumstance or effect has resulted, or reasonably would be expected to result, in a substantial impairment to such entity's ability to continue to develop, produce, sell or distribute the products that are material to such entity's business in substantially the same manner as it has prior to the date of this Agreement.

                           [Intentionally left blank.]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                      INFOGRAMES ENTERTAINMENT S.A.



                                      By
                                         --------------------------------------
                                      Name
                                           ------------------------------------
                                      Title
                                           ------------------------------------

                                      CALIFORNIA U.S. HOLDINGS, INC.



                                      By
                                         --------------------------------------
                                      Name
                                           ------------------------------------
                                      Title
                                           ------------------------------------


                                      GT INTERACTIVE SOFTWARE CORP.



                                      By
                                         --------------------------------------
                                      Name
                                           ------------------------------------
                                      Title
                                           ------------------------------------